Exhibit 99.2

Oragenics Enters into Material Transfer Agreement with Biodextris for Mucosal Adjuvant for Intranasal COVID-19 Vaccine

TAMPA, Fla. (March 9, 2021) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) announced it has entered into a material transfer agreement with Biodextris Inc. for the use of three intranasal mucosal adjuvants in the Company’s Terra CoV-2 vaccine against COVID-19. Adjuvants are added to vaccines to enhance their immunogenicity. BDX100, BDX300 and BDX301 are proteosome-based adjuvants comprised of proteins and lipopolysaccharides with improved attributes including enhanced immune response, manufacturing efficiency and the benefits of intranasal vaccine administration.

The initial agreement calls for the three intranasal adjuvants to be used in combination with the Oragenics’ antigen vaccine candidate as part of the preclinical immunological evaluation of Terra CoV-2, for the prevention of coronavirus disease caused by infection with SARS-CoV-2 virus. The information generated from the studies employing the new intranasal vaccine candidate would potentially support the U.S. Food and Drug Administration (“FDA”) Investigational New Drug (“IND”) application and an application to Health Canada to initiate clinical trials. The agreement allows for the future collaboration regarding the intranasal delivery of vaccine during clinical development with the opportunity to enter into a commercial agreement upon regulatory approval of the intranasal vaccine.

The Terra CoV-2 vaccine plus Biodextris’ intranasal mucosal adjuvants will be studied in the preclinical animal studies, including hamster viral challenge studies, mouse immunogenicity studies and the rodent toxicology study required for regulatory approval prior to the initiation human testing.

“This material transfer agreement both expands and advances the development of our Terra CoV-2 vaccine with a novel delivery option,” said Alan Joslyn, Ph.D., President and Chief Executive Officer of Oragenics. “The Biodextris intranasal mucosal adjuvants in combination with the Oragenics antigen open up new possibilities for a vaccine that could potentially be a more effective and convenient option than those currently available. Given the benefits of intranasal administration along with Terra CoV-2’s other advantages, including the potential to be stored and distributed at refrigerated temperatures, we believe there is significant opportunity to help address the worldwide COVID-19 pandemic, particularly in the post-near term immunization phase where booster shots and potential effectiveness against a variety of Covid-19 variant strains may continue to be required.”

Joseph Zimmermann, President of Biodextris, added, “We are delighted to partner with Oragenics on exploring the potential of their Terra CoV-2 vaccine. Our proteosome-based compounds can be powerful adjuvants and offer several advantages, including the ability to elicit both mucosal and serum antibodies while offering innate and adaptive immunity.”

About Terra CoV-2

In March 2020, Oragenics acquired a non-exclusive license from the National Institutes of Health (“NIH”) for its stabilized prefusion Terra CoV-2 spike protein. Oragenics announced that its spike protein had been successfully inserted into Chinese Hamster Ovary (“CHO”) cells production and analytical development are underway. CHO cells are used to produce a number of FDA-approved recombinant proteins.

About Biodextris Inc.

Based in Laval, Québec, Biodextris is a contract research organization providing a suite of analytical, process development and CMC consulting services for vaccines and biologics in the clinical stages of development. The company’s expertise, facilities and quality systems support clients to confidently navigate a path from R&D to early-phase clinical trials. For more information, visit: www.biodextris.com.

About Oragenics, Inc.

Oragenics, Inc. is focused on the creation of the Terra CoV-2 vaccine candidate to combat the novel coronavirus pandemic and the further development of effective treatments for novel antibiotics against infectious diseases. The Company is dedicated to the development and commercialization of a vaccine candidate providing specific immunity from novel coronavirus. The Terra CoV-2 immunization leverages coronavirus spike protein research conducted by the National Institutes of Health. In addition, Oragenics has an exclusive worldwide channel collaboration with Eleszto Genetika, Inc. relating to the development of novel lantibiotics.

For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of Terra CoV-2 under the timelines and in accord with the milestones it projects including in potential combination with a nasal mucosal adjuvant; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of Noachis Terra’s Terra CoV-2 vaccine and adjuvant products, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to Terra CoV-2, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of Terra CoV-2 to other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments, and demand for vaccines including adjuvants; the Company’s expectations as to storage, administration and distribution, potential market and impact of other vaccines being administered; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts:

Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

or

LHA Investor Relations

Kim Golodetz

212-838-3777

kgolodetz@lhai.com

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